Exhibit 99.1

BioPower Operations Corporation Enters into Asset Purchase Agreement to Acquire Certain Assets Related to the HyFi Blockchain Technology and 400 Million HyFi Tokens

New Executive Officers and Board Members Appointed

Las Vegas, Nevada, July 6, 2021

BioPower Operations Corporation (OTC Pink: BOPO) announced today that it has entered into an Asset Purchase Agreement. Pursuant to the terms of the agreement, BioPower agreed to acquire, from the sellers, certain assets relating to the HyFi blockchain technology. The acquisition closed on June 29, 2021.

As a part of the acquisition, the sellers paid BioPower $300,000, which amount will be used to bring BioPower into a fully reporting status with the Securities and Exchange Commission and for public company operating expenses. In addition, the sellers transferred to BioPower 400 million HyFi Tokens expected to be used as a means of payment on the HyFi Platform, a decentralized finances (DeFi) exchange marketplace using blockchain platform technology to be launched by the end of the year. In exchange for the HyFi assets and the $300,000, BioPower agreed to issue to the sellers an aggregate of 900,000 Series C convertible preferred shares. Such shares will be issued after BioPower increases its authorized shares and designates the Series C convertible preferred shares. HyFi Token intends to be listed on a well-established exchange prior to the end of 2021.

The 900,000 Series C preferred shares will be convertible into an aggregate of 405 million common shares after one year.

In connection with the acquisition, Robert Kohn resigned as BioPower’s Chief Executive Officer. Mr. Kohn remained as a member of the Board of Directors. BioPower also appointed the following individuals to serve as members of the Board of Directors: Troy MacDonald (Chairman), Adam Benchaya, and Thomas Perez.

The following individuals were appointed to serve as officers of BioPower:

Troy MacDonald, Chief Executive Officer

Robert Kohn, Chief Financial Officer

Adam Benchaya, President and Chief Marketing Officer

Troy MacDonald, Chief Executive Officer of BioPower, stated, “We have been working for almost four years in the hydrogen markets. We intend to use the HyFi Blockchain Platform to create NFT Tokens which will represent technology use licenses and renewable energy projects in vertical markets including territorial licenses and have cash flow from license fees, and to provide renewable energy commodity trading markets starting with hydrogen. We expect that HyFi will be scalable and adaptable, with the ability to provide its blockchain technology to horizontal markets such as agri-foods, including commodity trading platforms and vertical markets such as territorial licenses.

ABOUT HyFi and HyFi Tokens:

Please see www.hyfi-corp.com

HyFi is a decentralized finances (DeFi) exchange marketplace utilizing blockchain technology. The DeFi principles are based on the creation of an innovative ecosystem of financial services, which is accessible to everyone without exception and will be launched by the end of the year.

HyFi Token will be the governance token to be used as a payment token for transaction fees on the Platform.

The HyFi Platform will initially feature cash flow NFTs and be launched in July.

Contact:

Troy MacDonald

786-923-0272

Forward-Looking Statements

This Press Release contains “forward-looking” statements or statements which arguably imply or suggest certain things about our future. Statements which express that we “believe,” “anticipate,” “expect,” or “plan to,” and any other similar statements which are not historical fact, are forward-looking statements. These statements are based on assumptions that we believe are reasonable, but there are a number of factors that could cause our actual results to differ materially from those expressed or implied by these statements. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak as of the date hereof, and we do not undertake any obligation to update or revise any forward-looking statements, except as expressly required by law.